EX 99(h)3(ii)

AMENDED AND RESTATED

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT, originally made and entered into as of the 15th day of November, 2007, by and between WINTERGREEN FUND, INC., a Maryland corporation (the “Fund” or “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”), is hereby amended and restated as of the 1st day of March, 2010.

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBFS to provide transfer and dividend disbursing agent services;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Company:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1under the 1940 Act, as well as the terms of the Company’s prospectus and SAI, including but not limited to the Company’s market timing and redemption fee policies as disclosed therein.

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.	Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company’s custodian.

E.	Pay monies upon receipt from the Company’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Prepare and transmit payments for dividends and distributions declared by the Company with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

H.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

I.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

J.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

K.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

L.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

M.	Mail shareholder reports and Prospectuses to current shareholders.

N.	Prepare and file U.S. Treasury Department Forms 945, 1042, 1099, 5498 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

O.	Provide shareholder account information and prepare and mail confirmations and statements of account to direct shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

P.	Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

Q.	Provide a Blue Sky system that will enable the Company to monitor the total number of shares of the Fund sold in each state; provided that the Company, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

R.	Answer correspondence and phone calls from securities brokers and others relating to USBFS’s duties hereunder.

S.	Shareholder telephone, internet, voice response unit and correspondence servicing, including response to shareholder complaints.

T.	Where available, overseeing inquiries, trading and account opening via Internet.

U.	Answer shareholder calls intended for Advisers office and relay information to Adviser via e-mail (or as otherwise discussed) in a timely manner (within 2 hours). USBFS will provide a weekly recap of all Adviser calls.

V.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto.

W.	Provide transfer agent reporting as requested by the Company, including, but not limited to: Below Minimum Accounts (monthly), Foreign Accounts (monthly), Complaint Call Log (Monthly), Detailed Call Reporting (Purpose for call, Call Metrics, etc)(Monthly), and any reporting as requested by the Board of Directors.

X.	Provide daily notification of large trade events

Y.	Financial intermediary shareholder accounts processing and servicing

a.	Track Shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Fund and provide periodic reporting to Fund.

b.	Receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred, and other sales charges, and service fees (i.e. redemption fees).

c.	Prepare and, subject to receipt of good funds, transmit payments to underwriters, selected dealers, and others for commissions and service fees received.

Z.	IRA and 403(B) account processing and servicing

AA.	Provide Company with the ability to opt out of the “VRU”

BB.	Coordination with Distributor on the implementation of all Broker-Dealer requests.

CC.	Provide the Company’s distributor with such reporting and support as is requested.

DD.	Track blue sky sales and make appropriate filings with respect to escheatment laws.

EE.	USBFS agrees to provide highly qualified and trained personnel and will conduct periodic training with the personnel.

FF.	Provide Company the ability to participate in shareholder calls as requested.

GG.	Track redemptions fees based on stated accounting method.

HH.	Maintain all shareholder accounts and records accordingly.

II.	Maintain all tax lots for each shareholder account.

JJ.	Company will provide list of “special processing” shareholders so checks can be authorized quickly including but not limited to cashiers checks.

KK.	Provide daily estimated transfer agent cash flow subscription and redemption information (direct and NSCC) to the Company by 5:30 PM ET.

LL.	Maintain daily ACH transmissions.

MM.	Image all source documentation.

NN.	Generate user defined reports from the shareholder system.

OO.	Perform legal review on all incoming transactions.

PP.	Research and resolve account documentation issues.

QQ.	Provide phone support for marketing ad campaigns and track effectiveness by assets and account size for Fund direct accounts at agreed upon fee.

RR.	Provide AML and Red Flag Identity Theft Prevention review for direct investors.

SS.	Track 12b-1 distributions and commissions.

USBFS shall provide the services set forth above in accordance with the applicable service standards set forth in Exhibit D hereto.

3.	Additional Services to be Provided by USBFS

A.	Omnibus Account Transaction Monitoring:

The fees for the following services are attached in the MARS fee schedule at Appendix1 to Exhibit B. USBFS will perform the following services with respect to the Company:

a.	Omnibus account identification.

b.	Analysis of omnibus account trading activity to determine if arbitrage opportunities exist triggering underlying account. transaction data request of an intermediary.

c.	Managing the request and flow of underlying data, upon authorization by the Company.

d.	Storage of underlying account transaction data

e.	Applying the Company’s market timing policies upon receipt of underlying account transaction data to flag violations.

f.	Reporting red flag violations to the Company’s CCO.

g.	Providing standard report package to the Company and the Board for on-going review and monitoring of data.

B.	USBFS shall maintain facilities and procedures reasonably acceptable to the Company for safekeeping of all records of the Company related to its services under this Agreement as required pursuant to the 1940 Act.

C.	If the Company so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway, MARS (Exhibit B)

The Company hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit B are selected by the Company, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit B, the exhibits shall control. The provisions of Exhibit B, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

D.	USBFS shall allow the Company access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Company to access MFx services by supplying the Company with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Company only as necessary to access MFx services pursuant to this Agreement. The Company shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Company hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Company of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Company hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Company in verifying the accuracy of any of the information made available to the Company through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Company shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Company hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Company as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Company hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Company hereby acknowledges that pursuant to such arrangements, the vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Company delegates to USBFS the performance of the services set forth below (the “AML and Red Flag Identity Theft Prevention Services”) with respect to shareholder accounts maintained by USBFS pursuant to this Agreement; and subject to the terms and conditions of this Agreement, USBFS accepts this delegation and agrees to perform the AML and Red Flag Identity Theft Prevention Services in accordance with the Company’s and USBFS’ AML and Red Flag Identity Theft Prevention Programs. Notwithstanding this delegation, the Company shall maintain full responsibility for ensuring that its AML and Red Flag Identity Theft Prevention Programs are and continue to be reasonable designed ensure compliance with applicable AML Laws and the Fair and Accurate Credit Transaction Act of 2003.

a.	Verify shareholder identity upon opening new accounts in accordance with Section 326 of the USA PATRIOT Act (the “Patriot Act”) and any regulations thereunder, as required under applicable law and maintain records of the information used to verify the shareholder’s identity;

b.	Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the AML and Red Flag Identity Theft Prevention programs of the Company and USBFS;

c.	Office of Foreign Asset Control (“OFAC”) ;

(i) Submit all account registrations, outgoing wires and withdrawal files through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(ii) Freeze an account subject to a positive OFAC match;

(iii) Determine when an initial or periodic OFAC report should be filed as required by regulations;

(iv) Prepare and file such initial or periodic OFAC report on behalf of the Fund;

(v) Provide the Fund with a copy of the OFAC report within a reasonable time after filing;

(vi) Notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing; and

d.	Suspicious Activity Report – Securities and Futures Industry (“SAR-SF”);

(i) Determine when a SAR-SF should be filed as required by regulations applicable to mutual funds;

(ii) Prepare and file the SAR-SF;

(iii) Provide the Fund with a copy of the SAR-SF to review and send the Fund a copy of the SAR-SF within a reasonable time after filing;

(iv) Notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing; and

e.	FinCEN;

(i) Compare account information to any FinCEN request pursuant to the Patriot Act Sec. 314(a);

(ii) Provide the Fund with the necessary information for it to respond to such request within the required time frame:

(iii) Determine whether any account registrations appear on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency; and

f.	New and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175);

(i) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176 (b);

(ii) USBFS will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire;

(iii) USBFS will inform the Fund and will either monitor the account on a monthly basis for unusual activity or restrict said account per instruction from the Fund;

(iv) If due diligence cannot be completed with respect to an account, USBFS will contact the Fund’s AML officer for further instruction; and

g.	Monitoring and tracking of certain cash equivalents

(i) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and if the threshold is exceeded, file IRS Form 8300;

(ii) Provide the Fund with a copy of the IRS Form 8300 within a reasonable time after filing;

(iii) Notify the Fund if any further communication is received from the IRS or other law enforcement agencies regarding such filing; and

h.	Follow the Company’s third party check policies; provided, however, that under no circumstance will USBFS accept a corporate third party check;

i.	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the AML and Red Flag Identity Theft Prevention programs of the Company and USBFS and in accordance with the Patriot Act and OFAC; and

j.	Maintain policies, procedures and internal controls that are consistent with the Company’s AML and Red Flag Identity Theft Prevention programs

USBFS agrees to provide to the Company:

A.	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the written procedures describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering or identity theft activities by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”) , evidence money laundering or identity theft activities in connection with the Company or any shareholder of the Fund;

B.	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Company agrees not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Company;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (A), (B) or (C) above; and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Company.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Company.

USBFS agrees that at least annually the Company’s Identity Theft Program Officer will evaluate the design of the Procedures and the effectiveness of the implementation USBFS agrees to cooperate with the Company to make revisions to the Procedures and their implementation from time to time to reflect regulatory changes impacting the Procedures or the Red Flag Identity Theft Program in general, as well as reasonable revisions to reflect the results of any such evaluation, or for any other reason.

6.	Compensation

Other than for services, if any, to be provided pursuant to Section 3(A) of this Agreement, USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). For services to be provided pursuant to Section 3(A) of this Agreement, if applicable, USBFS shall be compensated in accordance with the fee schedule set forth in the appendix to the exhibit that relates to the services selected by the Company. USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs dues to industry, regulatory or other applicable rules. Any such increases will be presented to the Company and approved by the Board of Directors. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It (i) has compliance policies and procedures reasonably designed to ensure compliance with the Federal Securities laws as that term is defined in Rule 38a-1 under the 1940 Act, (ii) will upon request, provide reports and certifications in a mutually agreed upon form to the Company’s Chief Compliance Officer regarding the foregoing, and (iii) will maintain appropriate records in accordance with Rule 38a-1;

(4)	To the extent it has access to the Company’s portfolio holdings prior to their public dissemination, it will comply with the Company’s portfolio holdings disclosure policy;

(5)	It will maintain a disaster recovery and business continuity plan and adequate and reliable computer and other telecommunications equipment as are required by regulations applicable to USBFS and as are necessary and appropriate for USBFS to carry out its obligations under this Agreement and, upon the Company’s reasonable request, will provide supplemental information concerning the aspects of USBFS’ disaster recovery and business continuity plan that are relevant to the services provided by USBFS hereunder;

(6)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(7)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. The Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company (the “Board of Directors”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps USBFS shall take all reasonable steps, which may include but not be limited to execution of its business continuity plan, to (i) minimize service interruptions for any period that such interruption continues, and (ii) make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. In the absence of a conflict, the indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit B, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

12.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto.

USBFS shall promptly inform the CCO and Fund Counsel regarding (i) any violation of law applicable to the operations of the Company by the Company, USBFS or the Company’s other services providers as defined under Rule 38a-1 of the 1940 Act (“Service Providers”) and of which USBFS becomes aware by virtue of performing the Services; (ii) any violations of the policies and procedures established by the Company, USBFS or other Service Providers pursuant to Rule 38a-1 under the 1940 Act of which it becomes aware by virtue of performing the Services; and (iii) any changes to USBFS’ compliance policies and procedures established in connection with Rule 38a-1 under the 1940 Act. USBFS shall also provide the CCO with certain reports/information or certifications as mutual agreed upon between USBFS and the CCO, and shall provide such additional information regarding USBFS and its policies and procedures established pursuant to Rule 38a-1 under the 1940 Act as may reasonably be requested by the Company, the CCO, Fund Counsel and the Company’s independent auditors.

13.	Term of Agreement; Amendment

This Agreement shall become effective as of March 1, 2010 and will continue in effect for a period of one (1) year. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement (including without limitation any schedules or exhibits attached hereto) may not be amended or modified in any manner except by written agreement executed by USBFS and the Company and authorized or approved by the Board of Directors. The provisions of this Section 13 shall also apply to Exhibit B.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company, accompanied by the authorization or approval of the Company’s Board of Directors. For the avoidance of doubt, upon the merger or sale of substantially all of the assets or equity of USBFS, the Company shall have the option to terminate this Agreement.

16.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Company shall be sent to:

Wintergreen Fund, Inc.

c/o Wintergreen Advisers, LLC

333 US Highway 46, Suite 204

Mountain Lakes, NJ 07046

Attn: Steven Graff

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

WINTERGREEN FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Steven Graff	By:	/s/ Joe D. Redwine
Name:	Steven Graff	Name:	Joe D. Redwine
Title:	Vice President	Title:	President

Exhibit A

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than  1/2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of  1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Nothing in this Exhibit B shall otherwise limit USBFS’ liability to the Company or relieve USBFS of its obligation to indemnify and hold harmless the Company for losses suffered by the Company arising out of or relating to USBFS’ refusal or failure to comply with the terms of the Agreement or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties under the Agreement.

Exhibit B

to the

Transfer Agent Servicing Agreement

INTERNET ACCESS SERVICES

1.	Services Covered

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to the Company in accordance with the terms of this Exhibit B:

A.	Fan Web – Shareholder internet access to account information and transaction capabilities. Internet service is connected directly to the fund group’s web site through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within a fund family, view transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	Vision Mutual Fund Gateway – Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

C.	“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 6:00 p.m. Central Time.

B.	Provide installation services, which shall include review and approval of the Company’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Company to implement and maintain) a hypertext link between the Electronic Services site and the Company’s web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Company’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Company’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Company’s expense, notification and promotional mailings and other communications provided by the Company to shareholders regarding the availability of the Electronic Services.

F.	Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Company or perform transactions in accounts with the Company using any of the Electronic Services (the “End User”) a unique personal identification number (“PIN”) for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Company. USBFS will require the End User to provide his/her PIN in order to access the Electronic Services.

G.	Prepare and process new account applications received through the Electronic Services from shareholders determined by the Company to be eligible for such services and in connection with such, the Company agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the Company shall be responsible for any resulting gain/loss liability associated with the ACH process.

H.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Company’s shares upon completion of the transaction.

I.

Utilize encryption and secure transport protocols to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than128-bit encryption. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic

Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate virus detection and destructive software and by adopting such other security procedures as may be necessary.

J.	Monitor the telephone lines involved in providing the Electronic Services and inform the Company promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Company to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.	Establish and provide to the Company written procedures, which may be amended from time to time by USBFS with the written consent of the Company, regarding End User access to the Electronic Services. Such written procedures shall establish security standards for the Electronic Services, including, without limitation:

(1)	Encryption/secure transport protocols.

(2)	End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Electronic Services).

(3)	PIN issuance and reissuance standards.

(4)	Access standards, including limits on access to End Users whose accounts are coded for privilege.

(5)	Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

M.	Provide the Company with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Company with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Company with a copy of the auditor’s report promptly.

3.	Duties and Responsibilities of the Company

The Company assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Company’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Company’s failure to supply accurate information to USBFS.

Also, the Company shall:

A.	Coordinate with USBFS to revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Company through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Company shall provide USBFS with the name of the host of the Company’s web site server and shall notify USBFS of any change to the Company’s web site server host.

C.	Provide USBFS with such information to the Company’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Company becomes aware or any changes in policies or procedures of the Company requiring changes to the Electronic Services.

4.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Company’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit B. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Company’s web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit B is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.

Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit B.

6.	Compensation

Subject to Section 2(Z) of the Transfer Agency Servicing Agreement, USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Appendix 1 to this Exhibit B (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’s sole liability to the Company or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Company and its directors, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Company Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Company’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Company the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Company, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Company’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company. If in the Company’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company, the Company may terminate all rights and responsibilities under this Exhibit B immediately on written notice to USBFS.

D.

Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Company’s data bases, files, and other information provided by the Company to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Company Files”). USBFS’s security provisions with respect to the Electronic Services, the Company’s web site(s) and the Company Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Company Files maintained by USBFS for the Company hereunder shall be available for inspection by the Company’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Company’s web site(s) or any software, written materials, or pictorial materials describing or creating the Company’s web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Company’s web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Company’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit B for any reason and upon the Company’s request, USBFS shall return to the Company, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit B, (i) End Users will no longer be able to access the Electronic Services and (ii) the Company will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix 1 to Exhibit B

Transfer Agent Servicing Agreement – Wintergreen Fund, Inc. – Internet Access Services

INTERNET SERVICES ANNUAL FEE SCHEDULE at March 1, 2010

FAN WEB – Shareholder internet access to account information and transaction capabilities through a transparent link at the fund group web site. Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.

FAN Web Select (Fund Groups under 50,000 open accounts) – Standard Web services

1.      Implementation - $         per fund group – includes up to 10 hours of technical/BSA support

•   Annual Base Fee - $         per year ($         when open accounts surpass 50,000)

2.      Customization - $         per hour

3.      Activity (Session) Fees:

•   Inquiry - $         per event

•   Account Maintenance - $         per event

•   Transaction – financial transactions, reorder statements, etc. - $         per event

•   New Account Set-up - $         per event (Not available with FAN Web Select). Fee shall not apply to accounts that are converted during the implementation process.

VISION MUTUAL FUND GATEWAY – Permits broker/dealers, financial planners, and RIAs to us a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

•   Inquiry Only

•   Inquiry - $         per event

•   Per broker ID - $         per month per ID

•   Transaction Processing

•   Implementation - $         per management company

•   Transaction – purchase, redeem, exchange, literature order - $         per event

•   New Account Set-up – may contain multiple fund/accounts - $         per event

•   Monthly Minimum Charge - $         per month

FAN MAIL – Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

•   Base Fee Per Management Company – file generation and delivery - $         per year

•   Per Record Charge

•   Rep/Branch/ID - $

•   Dealer - $

•   Price Files - $         or $         /user/month, whichever is less

ELECTRONIC DELIVERY SERVICES

Electronic Statement Delivery Service

Document Load – $         /statement

E-mail Notification – $         /notification

Compliance Delivery Services

Consent Notification – $         /notification

Minimum Annual Fee – $         /fund group

FAN Web Transaction Fees relating to Informa

View Consent Enrollment - $         /transaction

Consent Enrollment - $         /transaction

View Statements - $         /view

Custom development (if necessary) – $         /hour

Standard Service Offering Includes:

•   Statement presented as HTML document

•   Statements will be loaded for all accounts, regardless of consent

•   Text e-mail notification

•   Statement storage for 2 years on “hot” storage

•   Implementation for one unique statement type/product

•   Print suppression capability provided through consent option

•   E-mail tracking and reporting

•   Included 7 years of storage

MARS PRICING SCHEDULE at March 1, 2010
Assumptions

• Estimate based on approximate client size and implementation / product needs

• Start off with up to 2 years of DST/Intermediary Transaction History then up to a rolling 7 years storage going forward

• Includes setup of Clearing and Executing Firm relationships

• Includes ongoing Standard Product Enhancements

• Ongoing Product Support From USBFS

• Product can integrate client-owned Discovery license at additional cost

• Costs listed based on implementation of all product modules. Al a carte modular pricing is also available.

Implementation Costs				Implementation Costs
Implementation Cost (Includes TA data, Includes loading standard intermediary data (if available)				$ $

Monthly ASP Product Costs				Monthly Product Costs
	Per User	No. of Users	Total Cost
Sales Reporting
Executive Information Summary Reporting		$3	$270	$
Reporting Portal		$3	$270	$
Channel & Territory Manager		$3	$270	$
Query Analytics		$3	$165	$

Customer/Account		$3	$210	$

Financial Intermediary Reporting
Supermarket Platform Reporting		$3	$270	$
Omnibus Reconciliation Manager		$3	$165	$

Compliance Reporting
22c-2 Compliance Module		$3	$360	$

CRM Integration
Core CRM		$3	$165	$
MapPoint Integration		$3	$165	$

Discovery Monthly Refresh		$3	$210	$
Enhanced Services			$1,000	$
Base Fee			$2,900	$

	Implementation and Monthly Costs
	Total Implementation Costs
	Total Monthly Costs

Exhibit C to the

Transfer Agent Servicing Agreement – Wintergreen Fund, Inc.

ANNUAL FEE SCHEDULE at March 1, 2010 *Fees are fixed for one year of the Agreement

Service Charges to the Fund**

Shareholder Services Fee per Fund:

$         per direct open account

$         per NSCC open account

$         per closed (zero balance) account

Plus a Base Fee of $

Activity Charges

•   Telephone Calls – $         a minute per call

•   Shareholder Services E-mail Box - $

•   Dealer Reclaim - $         /reclaim

•   AML New Account Service - $         /new domestic accounts and $         /new foreign account

•   CCO Support Services – No Charge

•   Daily Valuation Trades - $         /Trade

•   Omnibus Account Transactions $         each transaction

Literature Fulfillment Services

Account Management

- $         /month (account management, lead reporting and database administration)

Out-of-Pocket Expenses

-Kit and order processing expenses, postage and printing

•   Lost Shareholder Search - $         /search

•   ACH/EFT Shareholder Services:

$         /month/fund group

$          /ACH item, setup, change

$         /correction, reversal

Service Charges to Investors

Qualified Plan (IRA) Fees (Billed to Investors)

•   $         /qualified plan acct (Cap at $         /SSN)

•   $         /outgoing wires

•   $         Overnight Delivery

•   $         /return check or ACH

•   $         /research request per account (cap at $        ) for statements prior to current year

Technology Charges

MFx Report Source - $

NSCC Service Interface

Setup – $         per fund complex

Annual – $         per fund

Telecommunications and Voice Services

Service Setup AT&T - $

VRU Setup – $

Annual VRU Maintenance - $

$         /voice response call

12b-1 Aging - $         /account/year

Average Cost - $         /account/year

Development/Programming - $         /hour, if required

File Transmissions – subject to requirements

Select reports (non-standard) - $         per select

Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades. Service can be applied to some or all funds within a fund family.

•   90 days or less – $         /open account

•   91-180 days – $         /open account

•   181-270 days – $         /open account

•   271 days – 1 year - $         /open account

1 year – 2 years - $         /open account

Fees are billed monthly

Out-of-pocket Costs:	** Subject to CPI increase, Milwaukee MSA. (CPI is being re-set with this updated Agreement)

Including but not limited to:

• Telephone toll-free lines, call transfers, etc.
• Records retention, microfilm/fiche
• ACH fees
• NSCC charges from DTCC
• Mailing, postage printing
• Stationery, envelopes
• Disaster Recovery $ /account/year
• AML verification - $
Plus all other out-of-pocket expenses;
Additional proxy services